Exhibit 99.1

Matinas BioPharma Appoints Hui Liu, Ph.D., M.B.A. as Chief Technology Officer

– Dr. Liu brings more than 20 years of expertise in pharmaceutical development, formulation, and CMC, with specific focus on lipid-based delivery of complex molecules –

BEDMINSTER, N.J., December 1, 2020 – Matinas BioPharma Holdings, Inc. (NYSE AMER: MTNB), a clinical-stage biopharmaceutical company focused on developing next generation therapeutics to advance standards of care in areas of significant unmet medical need, today announced the appointment of Hui Liu, Ph.D., M.B.A. as Chief Technology Officer. Dr. Liu joins Matinas with extensive experience in pharmaceutical formulation and delivery technologies, including lipid nanoparticle formulations of mRNA, siRNA and vaccines. In this new role, Dr. Liu will work closely with Raphael Mannino, Ph.D., Matinas’ Chief Scientific Officer, and lead efforts to further strengthen the Company’s proprietary lipid nanocrystal (LNC) drug delivery platform and accelerate its potential applications for both internal programs and external collaborations.

“Dr. Liu has spent his career studying, developing, and optimizing drug delivery technologies. His substantial expertise and technical depth complement our existing internal team and fills an essential role in our organization as we look to capitalize upon our proprietary, unique and differentiated LNC delivery platform,” commented Jerome D. Jabbour, Chief Executive Officer of Matinas. “Hui’s accomplishments, especially within the biologics and gene therapy fields, should serve us well as we continue to advance our product candidates and collaborations with an aim to transform the current paradigm for the delivery of innovative medicines.”

“I am honored to join the Matinas team and to help accelerate the growth of the Company’s LNC delivery platform,” commented Dr. Liu. “I am very excited by the possibilities of this potentially disruptive technology and I look forward to working closely with the team to deliver our ambitious vision.”

Dr. Liu has more than two decades of experience in the formulation of small molecules, biologics, and gene therapies. Dr. Liu joins Matinas directly from Seqirus, a global leader in influenza and pandemic response, where he served as Director of Formulation and Delivery. At Seqirus, Dr. Liu built and led development of lipid nanoparticle technology platforms for next generation gene therapy products. Earlier in his career, Dr. Liu held positions at Cellics Therapeutics, Alcon (a spinoff of Novartis) and Allergan. Dr. Liu is a named inventor on 19 patents related to drug delivery technologies and biodegradable polymers. Dr. Liu holds a Ph.D. in polymer chemistry from the University of Michigan, an M.B.A. from the University of Massachusetts, Amherst, and a B.S. from The University of Science and Technology of China.

About Matinas BioPharma

Matinas BioPharma is a clinical-stage biopharmaceutical company focused on developing next generation therapeutics to advance standards of care for patients in areas of significant unmet medical need. Company leadership has a deep history and knowledge of drug development and is supported by a world-class team of scientific advisors.

MAT9001, the Company’s lead product candidate for the treatment of cardiovascular and metabolic conditions, is a prescription-only omega-3 fatty acid-based composition, comprised primarily of EPA and DPA, under development for hypertriglyceridemia. MAT9001 is currently in a second head-to-head comparative study against Vascepa® (ENHANCE-IT), with topline data expected in the first quarter of 2021.

In addition, Matinas is developing a portfolio of products based upon its proprietary lipid nanocrystal (LNC) drug delivery platform, which can solve complex challenges relating to the safe and effective delivery of potent medicines, making them orally bioavailable, less toxic and targeted to cells and tissues.

MAT2203, is an oral, encochleated formulation of the well-known, but highly toxic, antifungal medicine amphotericin B, primarily used to treat serious invasive fungal infections. MAT2203 is currently in a Phase 2 open-label, sequential cohort study (EnACT) in HIV-infected patients with cryptococcal meningitis. EnACT is preparing to enroll patients in its second cohort, with the next DSMB evaluation of safety and efficacy data anticipated to occur in the middle of 2021.

MAT2501 is an oral, encochleated formulation of the broad-spectrum aminoglycoside antibiotic medicine amikacin, primarily used to treat chronic and acute bacterial infections. The Company recently announced that it has been awarded up to $3.75 million from the Cystic Fibrosis Foundation (CFF) to support development of MAT2501 toward an indication to treat nontuberculous mycobacterial (NTM) lung disease, including infections in patients with cystic fibrosis (CF).

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to the Company’s anticipated capital and liquidity needs, strategic focus and the future development of its product candidates, including MAT9001, MAT2203 and MAT2501, the anticipated timing of regulatory submissions, the anticipated timing of clinical studies, the anticipated timing of regulatory interactions, the Company’s ability to identify and pursue development and partnership opportunities for its products or platform delivery technology on favorable terms, if at all, and the ability to obtain required regulatory approval and other statements that are predictive in nature, that depend upon or refer to future events or conditions. All statements other than statements of historical fact are statements that could be forward-looking statements. Forward-looking statements include words such as “expects,” “anticipates,” “intends,” “plans,” “could,” “believes,” “estimates” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital to meet our liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials of our product candidates; our ability to successfully complete research and further development and commercialization of our product candidates; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and the other factors listed under “Risk Factors” in our filings with the SEC, including Forms 10-K, 10-Q and 8-K. Investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Matinas BioPharma’s product candidates are all in a development stage and are not available for sale or use.

Investor and Media Contacts

Peter Vozzo

Westwicke

443-213-0505

peter.vozzo@westwicke.com

Ian Cooney

Director – Investor Relations & Corporate Development

Matinas Biopharma, Inc.

(415) 722-4563

icooney@matinasbiopharma.com

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